OPINION OF STROOCK & STROOCK & LAVAN LLP

June 8, 2006

To each of the parties listed
on Schedule A attached hereto

Re:	The National Collegiate Student Loan Trust 2006-2 Student Loan Asset Backed Notes

Ladies and Gentlemen:

We have acted as counsel to The National Collegiate Student Loan Trust 2006-2, a Delaware statutory trust (the "Trust"), and The National Collegiate Funding LLC (the "Depositor") in connection with the issuance by the Trust of its Student Loan Asset Backed Notes, Series 2006-2 (the "Notes"). As such counsel, we have examined copies of: (a) the Indenture, dated as of June 1, 2006 (the "Indenture"), between the Trust and U.S. Bank National Association (the "Indenture Trustee"), and the Notes issued pursuant thereto, (b) the Interim Trust Agreement, dated as of May 23, 2006, between Wilmington Trust Company (the "Owner Trustee") and the Depositor, as amended and restated by the Trust Agreement, dated as of June 8, 2006 (as amended and restated, the "Trust Agreement"), among the Owner Trustee, the Depositor and The Education Resources Institute, Inc., and the trust certificates issued pursuant thereto (the "Trust Certificates"), (c) the Underwriting Agreement, dated as of May 25, 2006 (the "Underwriting Agreement"), among the Depositor, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., on behalf of themselves and the other underwriters listed thereon (collectively, the "Underwriters"), (d) the Base Prospectus, dated May 22, 2006 (the "Base Prospectus"), (e) the Prospectus Supplement, dated June 5, 2006 (the "Prospectus Supplement" and together with the Base Prospectus, the "Prospectus"), and (f) the Registration Statement No. 333-128413 (the "Registration Statement") filed with the U.S. Securities and Exchange Commission (the "Commission"). We have also examined such other documents, papers, statutes and authorities, as we have deemed necessary as a basis for the opinions hereinafter set forth. The documents referred to in (a) – (c) above, inclusive, are referred to herein as the "Agreements."

In rendering this opinion, we have assumed (a) the due authorization, execution and delivery of the Agreements by all parties thereto (except for the Trust and the Depositor), (b) that such parties have the legal power to act in the capacities in which they are to act thereunder (except for the Trust and the Depositor), (c) the authenticity of all documents submitted to us as originals, (d) the conformity to the original documents of all documents submitted to us as copies and (e) the genuineness of all signatures on all documents submitted to us. As to various matters of fact relevant to the opinions hereinafter expressed, we have relied upon the representations and warranties contained in the Agreements and statements and certificates of officers and representatives of the Trust, the Depositor and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the laws of the State of New York, the Limited Liability Company Act of the State of Delaware, Chapter 38 of Title 12 of the State of Delaware Code relating to the "Treatment of Delaware Statutory Trusts" (the "Delaware Statutory Trust Law") and United States federal law.

The opinions expressed in paragraph 4 below, to the extent they relate to matters of federal income taxation, and in paragraph 5 below are based on provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). In rendering such opinions, we have relied on certain factual, numerical and statistical information provided to us by the Underwriters, as well as representations and warranties contained in the Agreements and statements and representations of the Trust, the Depositor and others.

Based upon and subject to the foregoing, it is our opinion that:

1.

The Trust has the requisite entity power and authority to execute and deliver the Indenture and to perform its obligations thereunder. The Depositor has the requisite entity power and authority to execute and deliver the Trust Agreement and to perform its obligations thereunder.

2.

The Indenture has been duly authorized, executed and delivered by the Trust and the Trust Agreement has been duly authorized, executed and delivered by the Depositor. The issuance, offer, sale and delivery of the Notes have been duly authorized by the Trust.

3.

The Notes, when issued, authenticated, delivered and paid for in accordance with the Indenture and the Underwriting Agreement, will be the valid, legal and binding obligations of the Trust, entitled to the benefits of the Indenture and enforceable in accordance with their terms, subject (a) to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto and (b) to the understanding that no opinion is expressed as to the application of equitable principles in any proceeding, whether at law or in equity.

4.

The statements made in the Base Prospectus and the Prospectus Supplement under the heading "U.S. Federal Income Tax Consequences," to the extent that those statements constitute matters of United States federal law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

5.

Assuming the accuracy of and compliance with the representations, covenants and other provisions of the Agreements without any waiver or modification thereof, and although there are no regulations, rulings or judicial precedents addressing the characterization for United States federal income tax purposes of securities having terms substantially the same as those of the Notes, for United States federal income tax purposes, the Notes will be treated as indebtedness to holders thereof other than the owner of the Trust Certificates, and not as ownership interests in the Trust or in a separate association taxable as a corporation, and the Trust will not be classified as an association taxable as a corporation.

To ensure compliance with requirements imposed by the U.S. Internal Revenue Service, any U.S. federal tax advice contained herein, as to which each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor, (i) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code and (ii) is written in connection with the promotion or marketing of the transaction or matters addressed herein.

This opinion is solely for the benefit of the addressees hereof, and may not be relied upon in any manner by any other person or entity without our prior written consent.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus Supplement, without implying or admitting that we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder with respect to any part of the Prospectus.

Very truly yours,

/S/ STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP

SCHEDULE A

The National Collegiate Student Loan Trust 2006-2

The National Collegiate Funding LLC